Exhibit (d)(8)

AMENDMENT #8 TO THE

INVESTMENT MANAGEMENT AGREEEMENT

BETWEEN

MIRAE ASSET DISCOVERY FUNDS

AND

MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

THIS AMENDMENT #8 (this “Amendment”) is entered into as of September 25, 2018, by and among MIRAE ASSET DISCOVERY FUNDS (the “Trust”), a Delaware statutory trust, and MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC (the “Investment Manager”), a Delaware limited liability company having its main office at 625 Madison Avenue, 3rd Floor, New York, NY 10022.

RECITALS

WHEREAS, the parties previously entered into an Investment Management Agreement dated July 9, 2010 (the “Agreement”), which generally provides that Investment Manager shall furnish investment advisory services to each separate series of the Trust set forth in Exhibit A of the Agreement; and

WHEREAS, the parties amended the Agreement as of April 5, 2011, December 19, 2011, June 18, 2012; September 22, 2015, June 20, 2016, September 26, 2017 and June 18, 2018; and

WHEREAS, the Board of Trustees of the Trust has established and designated new series of the Trust (the “New Funds”); and

WHEREAS, Trust and Investment Manager now desire to add to Exhibit A to the Agreement the New Funds for which the Investment Manager will furnish investment advisory services to; and

WHEREAS, Trust and Investment Manager now desire to add to Schedule A to the Agreement, a monthly fee that the Trust agrees to pay to the Investment Manager for all services rendered by the Investment Manager with respect to the New Funds and in accordance with Section 9 of the Agreement; and

WHEREAS, this Amendment has been approved in accordance with the provisions of the Investment Company Act of 1940, and the Investment Manager is willing to furnish such services upon the terms and conditions of the Agreement and herein set forth; and

WHEREAS, Trust and Investment Manager otherwise wish to retain all terms and provisions in the Agreement and to continue to exercise their rights and fulfill their duties thereunder.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other valuable consideration, and intending to be legally bound, the parties agree as follows:

1.	The Agreement is hereby amended by adding the following New Funds to Exhibit A:

Mirae Asset Emerging Markets VIT Fund

Mirae Asset Emerging Markets Great Consumer VIT Fund

2.	The Agreement is hereby amended by adding the following New Funds to Schedule A:

Name of Fund	Investment Management Fee
Mirae Asset Emerging Markets VIT Fund	0.99%
Mirae Asset Emerging Markets Great Consumer VIT Fund	0.99%

IN WITNESS WHEREOF, the Parties hereto cause this instrument to be executed as of the date above first written.

MIRAE ASSET DISCOVERY FUNDS		MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By:	/s/ Robert Shea	By:	/s/ Peter T.C. Lee
Print Name:	Robert Shea	Print Name:	Peter T.C. Lee
Title:	Vice President	Title:	President & Chief Executive Officer